GE Family of Mutual Funds: 17g-1 Calculation (As of September 30, 2012)

Fund Name	AUM at 9/30/12	Amount of Bond
GE Institutional Funds
GE Inst. Strategic Investment	$741,884,623	$1,000,000
GE Inst. Premier Growth Equity	$259,626,985	$750,000
GE Inst. U.S. Equity	$661,101,357	$1,000,000
GE Inst. U.S. Large-Cap Core Equity	$189,397,274	$750,000
GE Inst. International Equity	$2,098,861,516	$1,700,000
GE Inst. Income	$372,732,922	$750,000
GE Inst. Money Market	$836,162,194	$1,000,000
GE Inst. S&P 500 Index	$36,482,327	$350,000
GE Inst. Small-Cap Equity	$965,375,038	$1,250,000
GE Investments Funds, Inc.
GEI Total Return Fund	$2,785,556,197	$2,100,000
GEI Premier Growth Equity	$38,539,803	$350,000
GEI U.S. Equity	$31,153,744	$300,000
GEI Core Value Equity	$16,106,063	$225,000
GEI Income	$46,212,935	$400,000
GEI S&P 500 Index	$193,150,202	$600,000
GEI Small-Cap Equity	$43,055,870	$350,000
GEI Real Estate	$79,093,753	$450,000
Elfun and S&S Funds
Elfun Diversified	$216,869,627	$600,000
Elfun Trusts	$1,921,802,741	$1,700,000
Elfun International Equity	$250,965,487	$750,000
Elfun Income	$374,355,396	$750,000
Elfun Tax-Exempt Income	$1,806,588,600	$1,500,000
Elfun Money Market	$169,733,218	$600,000
GE S&S U.S. Equity Fund	$4,042,102,523	$2,500,000
GE S&S Income Fund	$2,960,200,334	$2,100,000

Total	$21,137,110,729	$23,825,000